Exhibit 10.5
OPTION AGREEMENT

This Option Agreement (this “Agreement”) is entered into as of February 28, 2008, by and between CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED, a Nevada corporation (the “Grantor”), and LOTUSBOX INVESTMENTS LIMITED, a British Virgin Island company  (the “Option Holder”).

In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Grantor, the Grantor desires to grant Option Holder, and Option Holder desires to accept from the Grantor, an option to purchase up to 24% of the registered capital (whether represented by actual share certificates or not) (for reference purposes referred to as the “Option Shares”) of the registered capital of Song Yuan North East Petroleum Technical Service Co. Ltd., a Sino Foreign entity established under the laws of the People’s Republic of China (the “Company”), at the Option Exercise Price (as hereinafter defined) and upon the terms and subject to the conditions hereinafter contained.

1.               Grant of Option.   Grantor hereby grants to Option Holder an option (the “Option”) to purchase the Option Shares, free and clear of any and all charges, liens or encumbrances. This Option Agreement has been entered into, and the Option granted herein, in order to induce the Option Holder to make the loan to the Grantor in the principal amount of U.S. $15,000,000 upon the terms and conditions in the Debentures (as defined below) and the Securities Purchase Agreement as defined below.

2.               Vesting; Time of Exercise.   The Option shall automatically vest in its entirety on the date which is immediately after the occurrence of an “Event of Default” (as hereinafter defined) which results in the acceleration of the Debentures (as defined below).   The right to purchase the Option Shares pursuant to the Option shall be exercisable, in whole, at any time following the vesting thereof.

3.               Method of Exercise. The Option shall be exercised by written notice, in the form of Exhibit A attached hereto, from the Option Holder to Grantor specifying whether the Option Shares are to be issued in the name of the Option Holder or transferee(s) designated by Option Holder and accompanied by a copy of the written offer or purchase agreement evidencing the determination of the Fair Market Value of the Option Shares and payment in full of the Option Exercise Price.   Notwithstanding the foregoing, the Option Exercise Price may be paid, at the election of the Option Holder, by reduction and offset from the principal and interest due under the Debentures (as hereinafter defined) without being required to make any actual cash payment for the Option Exercise Price.

4.              Certain Definitions.  For the purposes herein:

“Debentures” shall mean Grantor’s 8% Secured Debentures due February 27, 2012 and issued on February 28, 2008, in the original aggregate principal amount of U.S. $15,000,000, to Option Holder.

“Event of Default” shall have the meaning ascribed thereto in the Debentures.

“Fair Market Value” shall mean the purchase price that a willing buyer would be willing to pay and a willing seller would be willing to accept in an arm’s length transaction, provided that neither party is under any compulsion to buy or sell, as the case may be, which purchase price shall be evidenced by a written offer or purchase agreement between such buyer and seller.

“Option Exercise Price” shall mean the Fair Market Value of the Option Shares.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the date hereof between the Grantor and the Option Holder.

5.              Transferability.   The Option and the Option Holder’s rights hereunder shall be fully transferable and assignable by the Option Holder and the Option may be exercised by the Option Holder or its transferee(s) upon an Event of Default resulting in the acceleration of the Debentures.

6.              Representations and Warranties of the Grantor.   The Grantor hereby represents and warrants to Option Holder as follows:

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China and has full power to own its properties and to conduct its business as presently conducted.

(b)   Grantor has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements, certificates and instruments to be executed by Grantor in connection with or pursuant to this Agreement. The execution, delivery and performance by Grantor of this Agreement have been duly authorized by all necessary corporate action on the part of Grantor.  This Agreement constitutes the legal, valid and binding agreement of Grantor, enforceable against Grantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)     The authorized capital stock of the Company consists of registered capital shares, of US$1,121,000 shares issued and outstanding as of the date hereof, of which US$610,000 has been paid as of the date hereof, of which Grantor legally and beneficially owns 90%.  As of the date hereof, there are no outstanding commitments, options, warrants, calls, rights or agreements of any character to issue any capital shares of the Company and no capital shares are held in treasury or reserved for issuance.   As of the date hereof, the Option Shares represent Twenty-Four Percent (24%) of all of the outstanding capital shares of the Company, on a fully-diluted basis.  The Option Holder is the Pledgee of the 66% of the registered share capital of the Company pursuant to the terms of a Onshore Share Pledge Agreement of even date herewith (“Onshore Pledge Agreement”) between the Grantor and the Option Holder.

(d)           Grantor is the record and beneficial owner of all of the Option Shares, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever.   None of the Option Shares are subject to any restrictions, directly or indirectly, with respect to their transferability or any other restrictions.  Upon transfer and delivery of the Option Shares to the Option Holder or its transferee(s) pursuant to the exercise of the Option, the Option Holder (or its transferee(s)) will have good and marketable right, title and interest in and to the Option Shares, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever.

7.              Covenants of the Grantor.   Grantor hereby agrees and covenants that:

(a)           Grantor shall, and shall cause the Company to, take all steps necessary or desirable in connection with the rights granted to Option Holder hereunder, the exercise of the Option, and the transfer and delivery of the Option Shares to Option Holder or its transferee(s) in an expeditious manner, including, without limitation, the registration of the sale and transfer of the Option Shares with any governmental authorities in the People’s Republic of China.  On the date of this Option Agreement, Grantor shall further execute or procure the execution of the documents as listed on Schedule 7(a) hereto, such documents which shall be held by the Option Holder.

(b)           Grantor shall not, and shall cause the Company to not, take any action, whether through a judicial process or otherwise, which would have the effect of impeding or delaying the due exercise of the Option by Option Holder (or its transferee(s)) and/or the transfer and delivery of the Option Shares to Option Holder (or its transferee(s)).

8.              Remedies upon Default.

(a)           Upon an Event of Default, (as defined in the Debentures) Option Holder shall have the right, at its option, to acquire, or have a third party acquire, the remaining registered capital of Company owned by the Grantor, which, as of the date hereof, represents 24% of the outstanding registered capital the Company (at the “Option Price”) at Fair Market Value.  In addition, Option Holder may assign its rights under this Option Agreement. .  The purchase price of the Option Shares shall be the Fair Market Value.  The phrase “Fair Market Value” shall mean the purchase price that a willing buyer would be willing to pay and a willing seller would be willing to accept in an arm's length transaction, provided that neither party is under any compulsion to buy or sell, as the case may be.  The FMV shall be evidenced by a written offer or purchase agreement, a copy of which shall be made available to the Grantor.  In the event of the sale of the Option Shares in accordance with this Section 8, the sale of such Option Shares and be deemed commercially reasonable.

(b)           Grantor acknowledges that time is of the essence in the completion of its obligations created under this Agreements and specifically pursuant to the exercise of the Option. Grantor hereby undertakes to take all steps necessary in connection with the rights granted to Option Holder hereunder to effect the transfer of the Option Shares to Option Holder in an expeditious manner, including the registration of the grant of this Option and the sale and transfer of the Option Shares with any government authorities in the People’s Republic of China.  It further undertakes not to take any action, whether through a judicial process or otherwise, which would have the effect of delaying the due exercise of the Option by Option Holder and/ or the transfer and delivery of the Option Shares to Option Holder or ant transferee.  Grantor hereby agrees that it shall cooperate in good faith with Option Holder in connection with the rights granted to Option Holder hereunder. In the event that the Option Holder determines to purchase the Option Shares itself (or through any affiliated entity), the outstanding amount of the Debenture shall be subject to reduction and offset by the amount of the Option Price and the Option Holder shall not be required to make any actual cash payment to the Grantor.

9.              Failure to Enforce Not a Waiver.   The failure of Option Holder to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

       10.            Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of laws provisions thereof. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

11.            Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

China North East Petroleum Holdings Limited

By:	/s/ Wang Hongjun
Name: Wang Hongjun
Title: Chairman and President

Lotusbox Investments Limited

By:	/s/ Diana The Hui Ling
Name: Diana The Hui Ling
Title: General Counsel, signing authority pursuant to Lotusbox Investments Limited’s Board of Directors’ Resolutions dated 25 February 2008

Acknowledged:

Song Yuan North East Petroleum Technical Service Co. Ltd.

By:	/s/ Wang Hongjun
Name: Wang Hongjun
Title: President

Exhibit A

NOTICE OF EXERCISE

1.  Exercise of Option: Check Applicable Box

[         ]   The undersigned Option Holder hereby elects to purchase the Option Shares at the Option Exercise Price of $__________.  Attached is a copy of the written offer or purchase agreement evidencing the determination of the Option Exercise Price.  Please reduce and offset the amount due under the Debentures by the amount of the Option Exercise Price.

[            ]    The undersigned Option Holder hereby transfer its rights to exercise the Option to the undersigned Transferee.   Transferee hereby elects to purchase the Option Shares at the Option Exercise Price of $_____________.  Attached is a copy of the written offer or purchase agreement evidencing the determination of the Option Exercise Price and a check in the amount $_________________ made payable to Grantor as full payment of the Option Exercise Price.

2.           Please issue a certificate or certificates representing Option Shares in the name(s) specified below:

Names	Number of Option Shares

_____________________________	____________

_____________________________	____________

Dated:____________________	Option Holder:

Lotusbox Investments Limited

By:
Name:
Title:

Transferee (if applicable):

_______________________________[insert full name]

By:
Name:
Title: